Exhibit 10.13

PROMISSORY NOTE

$1,600,000.00
October 23, 2007

FOR VALUE RECEIVED, 800 Canal Street Limited Partnership, a Louisiana partnership in commendam (“Maker”), promises to pay to the order of  Sonesta Louisiana Hotels Corporation, a Louisiana corporation (“Payee”) the full and true principal sum of ONE MILLION SIX HUNDRED THOUSAND ($1,600,000.00) DOLLARS, together with interest at the rate of Eight (8%) Percent per annum from the date hereof until paid, compounded annually, at 116 Huntington Avenue, Floor 9, Boston, Massachusetts 02116-5731, Attention: Peter J. Sonnabend, or such other place as the holder of this Promissory Note may designate.

This Promissory Note shall be paid, to the extent of funds available and in the order of priority (such payment shall be referred to herein as an “Excess Cash Flow Payment”) as set forth in Section 7.2 of the Management Agreement, dated as of the date hereof, by and between Maker and HRI Lodging Incorporated (the “Management Agreement”), without regard to any subsequent amendment thereof.  The first Excess Cash Flow Payment shall be due on March 31, 2009, shall be calculated on the basis of a period running from October 23, 2007 through December 31, 2008.  The second and final Excess Cash Flow Payment shall be due March 31, 2010 and shall be calculated on the basis of a period running from January 1, 2009 through December 31, 2009.  Each installment payment shall be accompanied by supporting financial statements upon which the Excess Cash Flow Payment was based.  Annual payments shall be due only to the extent of funds available in accordance with the order of priority established pursuant to Section 7.2 of the Management Agreement.  If Payee disagrees with Maker’s calculations, and a court of competent jurisdiction determines that Maker’s payment to Payee was insufficient, Maker shall have thirty (30) days from entry of a final, nonappealable judgment to cure any deficiency in the Excess Cash Flow Payment, with interest on the deficiency payable at the rate of fifteen (15%) percent per annum from the original due date until paid.

The remaining balance of this Promissory Note, including principal and accrued and unpaid interest, shall be payable in full on September 1, 2010, subject to mandatory prepayment on the earlier of: (a) the Sale (as defined below) of the Project (as defined below); or (b) termination of the License Agreement (as defined below) by Maker.  The source of payment for the remaining balance due pursuant to the previous sentence shall not be limited to the extent of funds available or the order of priority set forth in Section 7.2 of the Management Agreement.   All payments shall be applied first to accrued but unpaid interest, then to reduce the principal balance of this Promissory Note.  For the purposes of this Promissory Note, the terms “Sale,” “Project” and “License Agreement” shall have the meanings given to them in that certain Relationship Restructuring Agreement and Mutual Releases (the “Restructure Agreement”), dated the date hereof, by and among Maker, Payee, Historic Restoration, Incorporated, HRI Parking Corporation, Sonesta International Hotels Corporation, Royal Sonesta, Inc., and Sonesta New Orleans Hotels L.L.C.  The amounts due on this Promissory Note are absolute and shall not be subject to reduction or offset based on obligations that may be owed by Payee to Maker or for any other reason.

This Promissory Note may be prepaid in whole or in part at any time without prepayment penalty.

If Maker fails to timely satisfy a deficiency in an Excess Cash Flow Payment or defaults on payment of this Promissory Note at maturity, by acceleration or otherwise, the principal balance remaining due shall bear interest at the rate of fifteen (15%) percent per annum from the date of acceleration or maturity, as applicable, until paid, calculated on the entire amount of the principal and interest due at the time of default.

Until: (i) the expiration of Payee’s right to the Contingent Payment (as defined in the Restructure Agreement); and (ii) payment in full of this Promissory Note, Maker agrees that it shall not: (a) mortgage or encumber the Project (except for the existing mortgage granted to MONY Life Insurance Company (“MONY”) currently affecting the Project, as from time to time amended), or (b) permit any lien or privilege in excess of $500,000 to attach to the Project and remain of record for in excess of seventy-five (75) days.  Should Maker violate the covenant set forth in this paragraph, this Promissory Note shall be in default, and the entire remaining balance due on the Promissory Note shall become immediately due and payable, subject to the subordination and restrictions established in favor of MONY  pursuant to that certain Assignment and Subordination of License Agreement and Subordination of Sonesta Note, dated as of the date hereof, by and among Maker, Payee, Sonesta International Hotels Corporation and MONY.  A breach of the covenants contained in this paragraph shall automatically accelerate the payment of all amounts outstanding under this note.

In the event it becomes necessary to engage an attorney for collection or suit or other action to collect this Promissory Note, or if collected through bankruptcy or other judicial proceedings, Maker agrees to pay the reasonable legal costs, including, without limitation, fees of the attorneys who may be employed for that purpose.

Maker waives presentment for payment, demand, notice of nonpayment, protest and all pleas of division and discussion, and agrees that the time of payment hereof may be extended from time to time, one or more times, without notice of such extension or extensions and without previous consent. No delay on the part of the holder hereof in exercising any rights hereunder shall operate as a waiver of any other rights.

800 Canal Street Limited Partnership A Louisiana partnership in commendam

By:	Historic Restoration, Incorporated
Its:	General Partner

/S/	A. Thomas Leonhard, Jr.
Name:	A. Thomas Leonhard, Ir.
Its:	President